CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            EPOCH HOLDING CORPORATION

      Epoch Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), by William W. Priest, an authorized officer, does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (as amended to date and as hereafter amended from time to time, the "Charter") and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), by unanimous written consent, has duly adopted resolutions providing for the issuance of up to 10,000 shares of Series A Convertible Preferred Stock at an initial issuance price of $1,000.00 per share (the "Original Issue Price"), and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, the text of which resolution is as follows:

      RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Charter, there be, and hereby is, created out of the class of 1,000,000 shares of preferred stock of the Corporation authorized by Article Four of the Charter, a series of preferred stock of the Corporation with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

      1. Designation and Number of Shares; Capital. 10,000 shares of preferred stock, par value $1.00 per share, are hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The amount to be represented in the capital account for the Series A Preferred Stock at all times for each issued share of Series A Preferred Stock shall be an amount equal to the Original Issue Price.

      2. Ranking. The Series A Preferred Stock shall, with respect to distribution rights upon Liquidation (as defined in Section 3(a)) and dividend rights, rank: (a) senior to the Common Stock and any class or series of preferred stock of the Corporation the terms of which expressly provide that such class or series of preferred stock will rank junior to the Series A Preferred Stock with respect to distribution rights upon Liquidation (the Common Stock and any such class or series of preferred stock, "Junior Liquidation Securities") or dividend rights (the Common Stock and any such class or series of preferred stock, "Junior Dividend Securities"); and (b) subject to Section 8, on a parity with any class or series of preferred stock of the Corporation the terms of which expressly provide that such class or series of preferred stock will rank on a parity with the Series A Preferred Stock with respect to distribution rights upon Liquidation (the "Parity Liquidation Securities") or dividend rights (the "Parity Dividend Securities").


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      3. Liquidation.

            (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of record of the Series A Preferred Stock (the "Series A Holders") shall be entitled to receive, immediately after any distribution or payment of assets of the Corporation or the proceeds thereof are made or set apart in respect of any class or series of stock that ranks senior to the Series A Preferred Stock with respect to distribution rights upon Liquidation (the "Senior Liquidation Securities"), contemporaneous and on equal priority with the making or setting aside of any distribution or payment of assets of the Corporation or the proceeds thereof to holders of any Parity Liquidation Securities, and before any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any Junior Liquidation Securities, an amount in cash with respect to each share of Series A Preferred Stock equal to the Original Issue Price per share (subject to proportionate adjustment in the event of stock splits, combinations or stock dividends payable in shares of Seres A Preferred Stock or similar events with respect to the Series A Preferred Stock) plus an amount equal to all accrued and unpaid dividends on such share as of the date of Liquidation. If, upon such Liquidation, the assets of the Corporation available for distribution to the Series A Holders and the holders of any Parity Liquidation Securities shall be insufficient to permit payment in full to the Series A Holders and such holders of Parity Liquidation Securities of the full amounts to which they are entitled upon a Liquidation, then the entire assets and funds of the Corporation legally available for distribution to the Series A Holders and such holders of Parity Liquidation Securities then outstanding shall be distributed ratably among the Series A Holders and such holders of Parity Liquidation Securities based upon the proportion that the full amount to which one share of Series A Preferred Stock or one share of such Parity Liquidation Securities is entitled to receive upon Liquidation bears to the aggregate amount to which all outstanding shares of Series A Preferred Stock and such Parity Liquidation Securities are entitled to receive upon Liquidation.

            (b) Upon the completion of the distributions required by paragraph
(a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Charter.

            (c) In the event of (i) a resolution by the Board adopting or otherwise approving a plan of Liquidation or (ii) a Liquidation, the Corporation shall not redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock, Junior Dividend Securities, Junior Liquidation Securities, Parity Dividend Securities or Parity Liquidation Securities.

      4. Dividends.

            (a) Subject to the rights of any other series of Preferred Stock that may from time to time come into existence and subject to Section 8, the Series A Holders shall be entitled to receive, as, when and if declared by the Board out of any assets legally available therefor, semi-annual cumulative dividends in an amount equal to 4.60% per annum of the Original Issue Price on each share of Series A Preferred Stock, which dividends shall be payable in cash on June 30 and December 31 of each fiscal year (or, if such day is not a business day, the nearest preceding business day (the "Dividend Payment Dates")). The first such dividend shall be paid on December 31, 2006. The amount of such initial dividend, and any other dividend payable on the Series A Preferred Stock for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of June and December of each fiscal year (the "Dividend Record Date") or on such other date fixed in advance by the Board for the payment of dividends on the Series A Preferred Stock which date is not more than 30 nor less than ten (10) days prior to the applicable Dividend Payment Date and of which the Corporation shall have provided at least 10 days prior written notice. No dividends (other than a dividend payable solely in Common Stock, par value $.01 per share, of the Corporation ("Common Stock")), shall be paid upon, or declared and set apart for, any Junior Securities or Parity Securities if the Board shall have failed duly and lawfully to declare and pay in full all dividends payable to the Series A Holders in the amount stated above for all dividend periods ending prior to the date of such declaration, payment or setting aside for payment. If such dividends on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment prior to the payment of any dividend by the Corporation (other than a dividend payable solely in Common Stock) with respect to any Junior Securities or Parity Securities. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.


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


            (b) In no event shall the Corporation redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock, Junior Dividend Securities, Junior Liquidation Securities, Parity Dividend Securities or Parity Liquidation Securities if the Corporation is in arrears on its dividend obligations set forth in Section 4(a) above.

      5. Conversion. Each Series A Holder shall have the right to convert all or any part of its Series A Preferred Stock into Common Stock as follows:

            (a) Conversion at Option of Series A Holder. Each Series A Holder may at any time convert all or, from time to time, any part of such Series A Holder's shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock and such other securities and property as herein provided. Each share of Series A Preferred Stock may be converted at the office of the Corporation or at such other additional office or offices, if any, as the Board may designate by notice in writing to the Series A Holders, into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) determined by dividing (x) the sum of the Original Issue Price by (y) the Conversion Price for such Conversion Date. The "Conversion Price" shall initially be equal to $6.00 and shall be subject to adjustment pursuant to Section 7.

            (b) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically convert, without any further act of the Corporation or its stockholders, except as otherwise specifically provided in this Section 5(b), into such number of fully paid and non-assessable shares of Common Stock as specified herein upon the terms hereinafter set forth, (i) upon the occurrence of a Change of Control (as hereinafter defined) or (ii) on November 7, 2011, in each such case in the preceding clause (i) or clause (ii) so long as the following conditions are met:

            (A) in the case of an automatic conversion by reason of a Change of Control, the Corporation shall have given the Series A Holders notice of the Change of Control in accordance with Section 7, and


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


            (B) if the applicable Conversion Date is during the Registration Period, on the applicable Conversion Date and for the period of twenty
      (20) consecutive Trading Days preceding the applicable Conversion Date, the Registration Statement shall be effective and available for use by the Series A Holders for the resale of the shares of Common Stock or other securities issued and issuable upon conversion of the Series A Preferred Stock and is reasonably expected to remain effective and available for such use for at least thirty (30) Trading Days after the applicable Conversion Date.

If one or more of the applicable conditions precedent stated above are not satisfied on the date on which the automatic conversion hereunder would otherwise occur, then such conversion shall be deferred until all of applicable conditions precedent stated above have been satisfied, with respect to such automatic conversion, which date shall be the Conversion Date.

            (c) As used in this Section 5 the following term shall have the meanings provided below:

            "Change of Control" means (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation's assets to any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (ii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect interest in more than fifty percent (50%) of the ownership of the Corporation or the voting power of the voting stock of the Corporation by way of purchase, merger, consolidation or otherwise (other than creation of a holding company that does not involve a change in the beneficial ownership of the Corporation as a result of such transaction), (iii) (X) any bona fide consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Corporation) or reclassification, conversion or exchange of outstanding shares of capital stock of such Person solely into shares of capital stock of the Corporation, or (Y) the bona fide merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, in each case with the effect that immediately after such transaction the stockholders or other equity owners of the Corporation immediately prior to such transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving such merger or consolidation.


            "Person" means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

            "Registration Period" means with respect to a particular Registration Statement the period (i) beginning upon the declaration of effectiveness of such Registration Statement (ii) ending on the date that all registrable securities covered by such Registration Statement have ceased to be registrable securities.


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


            "Registration Rights Agreement" means that certain registration rights agreement between the Corporation and the Series A Holders.

            "Registration Statement" means each registration statement required to be filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to Section 2 of the Registration Rights Agreement.

            "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

            "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

            (d) Procedure for Conversion. In order for a Series A Holder to convert its shares of Series A Preferred Stock into shares of Common Stock or other securities pursuant to Section 5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall state therein the name or names in which the certificate or certificates for shares of Common Stock or other securities pursuant to Section 5(a) are to be issued. The Corporation shall, as soon as practicable, but in no event later than three (3) Trading Days thereafter, issue and deliver to such Series A Holder, or to the person designated by such Series A Holder, a certificate or certificates for the number of shares of Common Stock or other securities to which such Series A Holder shall be entitled as aforesaid plus an amount in lawful money of the United States of America equal to any accrued but unpaid dividends through any Conversion Date. Conversion shall be deemed to have been effected (i) on the date of the occurrence of the events specified in this
Section 5(d), in the case of a conversion by a Series A Holder pursuant to
Section 5(a) or (ii) on the date specified in Section 5(b), in the case of a conversion pursuant to Section 5(b), and such date is referred to herein as the "Conversion Date." All Common Stock or other securities which may be issued upon conversion of the Series A Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. Each conversion of shares of Series A Preferred Stock shall be deemed to have been effected on the applicable Conversion Date, and the person in whose name any certificate or certificates for shares of Common Stock or other securities shall be issuable upon such conversion shall be deemed to have become on such Conversion Date the holder of record of the shares of Common Stock or other securities represented thereby; provided, however, that if a Conversion Date is a date on which the stock transfer books of the Corporation shall be closed such conversion shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the applicable Conversion Date.

            6. Fractional Shares. No fractional shares of Common Stock or other securities shall be issued upon conversion of any shares of Series A Preferred Stock but, in lieu of any fraction of a share of Common Stock or other securities which would otherwise be issuable in respect of such conversion, the Corporation shall pay lawful money of the United States of America for such fractional share, based on a value of one share of Common Stock or one unit of such other securities being equal to the Market Price of the Common Stock or such other securities on the applicable Conversion Date. As used herein, "Market Price" means, with respect to any security on any day, the closing bid price of such security on such day on the Trading Market, or, if such security is not listed or admitted to trading on the Trading Market or, if not quoted or listed or admitted to trading on any Trading Market, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question, as reported by Pink Sheets, LLC, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose, or a price determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution.


      7. Adjustment of Conversion Price. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

            (a) Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter: (i) declare a dividend or make a distribution on its outstanding shares of capital stock (other than the Series A Preferred Stock) in shares of Common Stock; (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

            (b) Weighted Adjustment for Certain Issuances of Rights or Warrants. In case the Corporation shall hereafter issue rights or warrants (other than any rights or warrants referred to in Section 7(c) to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within forty-five
(45) days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the applicable Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and the denominator shall be the number of shares of Common Stock outstanding on the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holder to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board.

            (c) Adjustments for Certain Dividends and Distributions. In case the Corporation shall hereafter, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Corporation (other than any dividends or distributions to which Section 7(a) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants referred to in Section 7(b) and dividends and distributions paid exclusively in cash and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 5(b) applies) (the foregoing hereinafter in this
Section 7(c) called the "Securities")), then, in each such case, subject to the second paragraph of this Section 7(c), the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which the numerator shall be the Current Market Price on such date less the fair market value (as determined by the Board, whose determination shall be conclusive and described in a Board resolution) on such date of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holders shall have the right to receive upon conversion of shares of Series A Preferred Stock the amount of Securities such Holder would have received had such Holder converted such Holder's shares of Series A Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board determines the fair market value of any distribution for purposes of this Section 7(c) by reference to the actual or when issued trading market for any Securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price, to the extent possible.



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


            Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a "Trigger Event"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to have been distributed for purposes of this Section 7(c) (and no adjustment to the Conversion Price under this Section 7(c) will be required) until the occurrence of the earliest Trigger Event. If any such rights or warrants, including any such existing rights or warrants distributed prior hereto are subject to Trigger Events, upon the satisfaction of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such Trigger Event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof) (so that, by way of illustration and not limitation, the dates of issuance of any such rights shall be deemed to be the dates on which such rights become exercisable to purchase capital stock of the Corporation, and not the date on which such rights may be issued, or may become evidenced by separate certificates, if such rights are not then so exercisable). In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this
Section 7(c) was made (i) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (ii) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

            For purposes of this Section 7(c) and Sections 7(a) and 7(b), any dividend or distribution to which this Section 7(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 7(b) applies (or both), shall be deemed instead to be (i) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which Section 7(b) applies (and any Conversion Price reduction required by this Section 7(c) with respect to such dividend or distribution shall then be made) immediately followed by
(ii) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 7(a) and 7(b) with respect to such dividend or distribution shall then be made), except (i) the Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution," "Record Date fixed for such determination" and "Record Date" within the meaning of Section 7(a) and as "the date fixed for the determination of stockholders entitled to receive such rights or warrants," "the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants" and "such Record Date" within the meaning of
Section 7(b) and (ii) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the Record Date fixed for such determination" within the meaning of Section 7(a).



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


            (d) Adjustments for Certain Cash Dividends. In case the Corporation shall hereafter, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a Change of Control to which Section 5(b) applies or as part of a distribution referred to in Section 7(c)) in an aggregate amount that, combined with the aggregate amount of any other such distributions to all holders of outstanding shares of Common Stock made exclusively in cash within the twelve (12) months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 7(d) has been made, exceeds five percent (5%) of the product of
(x) the Current Market Price on the Record Date with respect to such distribution times (y) the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date, unless the Corporation elects to reserve such cash for distribution to the Series A Holders upon the conversion of shares of Series A Preferred Stock (and shall have made adequate provision) so that the Series A Holders will receive upon such conversion, in addition to the shares of Common Stock to which the Series A Holders are entitled, the amount of cash which the Series A Holders would have received if the Series A Holders had, immediately prior to the Record Date for such distribution of cash, converted their shares of Series A Preferred Stock into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on such Record Date less an amount equal to the quotient of (x) the excess of such combined amount over such five percent (5%) and (y) the number of shares of Common Stock outstanding on such Record Date and (ii) the denominator of which shall be equal to the Current Market Price on such Record Date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holders shall have the right to receive upon conversion of shares of Series A Preferred Stock the amount of cash the Series A Holders would have received had the Holders converted all of their shares of Series A Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

            (e) As used in this Section 7, the following terms shall have the meanings provided below:



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


            "Current Market Price" shall mean the arithmetic average of the daily price per share of Common Stock on the Trading Market for the ten (10) consecutive Trading Days ending on and including the Trading Day immediately prior to the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 7(a), (b), (c) or (d), occurs during such ten consecutive Trading Days, the Market Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Market Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (ii) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 7 (a), (b), (c) or (d), occurs on or after the "ex" date for the issuance or distribution requiring such computation and prior to the day in question, the Market Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Market Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (iii) if the "ex" date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Market Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board in a manner consistent with any determination of such value for purposes of Section 7(c)), whose determination shall be conclusive and described in a Board resolution) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For purposes of this paragraph, the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Market Price was obtained without the right to receive such issuance or distribution and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to
Section 7, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 7 and to avoid unjust or inequitable results as determined in good faith by the Board.

            "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

            (f) Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of shares of Common Stock issuable upon exercise of each share of Series A Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Series A Holders at their last addresses appearing in the Corporation's Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 7 (but not any determination expressly required hereby to be made by the Board), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

      8. Voting Rights.

            (a) Except as expressly provided to the contrary herein or pursuant to applicable law, the Series A Holders shall be entitled to vote, together with the holders of Common Stock and other voting securities as a single class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is then convertible.



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


            (b) Notwithstanding any thing to the contrary contained herein and so long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the approval of Series A Holders who hold at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, amend or otherwise alter (whether by amendment, merger, consolidation or otherwise) any of the preferences, voting powers or relative, participating, optional, preemptive or other special rights set forth above in this Certificate of Designation, Preferences and Rights.

      9. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or securities) shall not be sufficient to affect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or such other shares or securities) to such number of shares as shall be sufficient for such purpose.

      10. Notice to Series A Holders Prior to Certain Actions. In case on or after the date hereof:

            (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; or

            (b) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

            (c) the Board of Directors shall authorize any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any transaction which, upon completion thereof, would constitute a Change of Control or any other consolidation, merger or other business combination transaction to which the Corporation is a party, or the sale or transfer of all or substantially all of the assets of the Corporation; or

            (d) there shall be pending the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;


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


the Corporation shall give the holders of record of the Series A Preferred Stock, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (X) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (Y) the date on which such reclassification, Change of Control, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record who shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, Change of Control, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up shall be determined. Such notice shall not include any information which would be material non-public information for purposes of the Exchange Act. In the case of any such action of which the Corporation gives such notice to the holders of record of the Series A Preferred Stock or is required to give such notice to such holders, such holders shall be entitled to give a conversion notice which is contingent on the completion of such action.


      11. Miscellaneous.


            (a) The Series A Preferred Stock may not be redeemed by the Corporation or the Series A Holders at any time. There is no sinking fund with respect to the Series A Preferred Stock.

            (b) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Charter.

            (c) The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.



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


            IN WITNESS WHEREOF, Epoch Holding Corporation has caused this Certificate to be signed by its Chief Executive Officer, as of this 6th day of November 2006, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Epoch Holding Corporation and that the facts stated herein are true and correct.


                                EPOCH HOLDING CORPORATION



                                By:  /s/ William W. Priest
                                     -------------------------------------------
                                     William W. Priest, an authorized officer



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